Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT, dated as of October     , 2012 (the “Agreement”), by and between BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND, a Massachusetts business trust (the “Fund”) and BABSON CAPITAL MANAGEMENT LLC (the “Manager”), a Delaware limited liability corporation.

SECTION 1. Appointment and Duties of Manager. (a) Subject to the terms and conditions set forth herein, the Fund hereby appoints the Manager, subject to the review and supervision of the Board of Trustees of the Fund (the “Board”), to act as the investment adviser for and to manage the investment and reinvestment of the assets of the Fund in accordance with the Fund’s investment objectives and policies and limitations, and to manage the day-to-day business and affairs of the Fund (except with respect to matters in the charge of the Fund’s chief compliance officer or other service providers retained by the Fund), for the period and on the terms set forth in this Agreement. The investment of funds shall be subject to all restrictions of applicable law and the Amended and Restated Declaration of Trust and By-Laws of the Fund, and resolutions of the Board as may from time to time be in force and delivered in writing to the Manager.

(b) The Manager accepts such appointment and agrees during the term of this Agreement to:

(i) supervise the investment activities of the Fund, including advising and consulting with the Board as the Board may reasonably request;

(ii) continuously manage the assets of the Fund in a manner consistent with the investment objectives and policies of the Fund;

(iii) determine the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions, including the placing of purchase and sale orders on behalf of the Fund, as necessary or appropriate;

(iv) furnish offices, facilities and equipment to the Fund to the extent necessary for the management of the Fund; and

(v) render periodic reports to the Board as the Board may reasonably request regarding the Fund’s investment program and the services provided by the Manager hereunder.

(c) The Manager may delegate any of the foregoing responsibilities to a third party sub-adviser with the consent of the Fund’s Board of Trustees.

(d) The Fund acknowledges that the Manager makes no warranty that any investments made by the Manager hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Manager.

(e) The Manager is authorized on behalf of the Fund to establish brokerage, bank and other accounts and agreements.

SECTION 2. Transactions with Affiliates. The Manager is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities and other instruments which the Manager or any of its affiliates underwrites, deals in, makes a market in and/or for the issuer thereof performs or seeks to perform investment banking or other services. The Manager is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Manager) for the execution of trades for the Fund.

SECTION 3. Best Execution; Research Services. The Manager is authorized, for the purchase and sale of the Fund’s portfolio securities and other instruments, to employ such dealers and brokers as may, in the judgment of the Manager, implement the policy of the Fund to obtain the best execution, taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the securities involved. Consistent with this policy, the Manager is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of its investment management functions for the Fund. It is understood that in these circumstances, as contemplated by Section 28(e) of the Securities Exchange Act of 1934, as amended, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Manager. It is understood that the expenses of the Manager will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Manager by brokers who effect transactions for the Fund may be used by the Manager in servicing other investment companies, funds and accounts which it manages. Similarly, research services furnished to the Manager by brokers who effect transactions for other investment companies, funds and accounts which the Manager manages may be used by the Manager in servicing the Fund. It is understood that not all of these research services are used by the Manager in managing any particular account, including the Fund.

The Manager and its affiliates may aggregate purchase or sale orders for the Fund with purchase or sale orders for the same instrument for the accounts of other clients of the Manager or of its affiliates and the Manager’s own accounts, if such aggregation is consistent with applicable law. However, the Manager is under no obligation to aggregate any such orders under any circumstances.

SECTION 4. Independent Contractor. The Manager shall be deemed to be an independent contractor under this Agreement and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed as agent of the Fund.

SECTION 5. Non-Exclusive Agreement. The services of the Manager to the Fund under this Agreement are not exclusive, and the Manager and any of its affiliates or related persons shall be free to render similar services or other services to others. Without limiting the generality of the foregoing, the Manager and its affiliates are not restricted from forming additional investment funds, from entering into other investment management relationships or from engaging in other business activities, even though such activities may be in competition with the Fund or may involve substantial time and resources from the Manager.

SECTION 6. Fee. (a) For the services described in Section 1, the Fund will accrue daily and pay to the Manager in U.S. dollars, within five business days after the end of each calendar month, a monthly investment management fee for such month at an annual rate of 1.00% of the Fund’s average daily “Managed Assets” during such month (the “Fee”). “Managed Assets” are the total assets of the Fund (including any assets attributable to leverage such as assets attributable to reverse repurchase agreements, bank loans and preferred shares that may be outstanding and the notional amount of total return swap contracts entered into by the Fund, provided that such total return swap contracts are entered into for leverage purposes and the Manager has designated such total return swap contracts on the books and records of the Fund as having been entered into for leverage purposes (for this purpose, total return swaps on a single issuer shall be calculated on a net basis), but excluding the mark-to-market value of such total return swap contracts), minus the sum of the Fund’s accrued liabilities (other than liabilities incurred for the purpose of leverage or liabilities related to the liquidation preference of any preferred shares issued). The Manager and the Fund hereby agree that the Manager will designate any total return swap contracts entered into for leverage purposes as entered into for leverage purposes on the books and records of the Fund and will treat the notional amount of such total return swap contracts entered into by the Fund as a borrowing of money for purposes of the Fund’s fundamental investment restriction on the borrowing of money or issuance of senior securities.

(b) For purposes of calculating the Fee, the value of the Fund’s total assets shall be computed at the time and in the manner specified for the calculation of the Fund’s total assets in the Fund’s Registration Statement on Form N-2 (in the section entitled “Net Asset Value”), as in effect from time to time, filed with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act of 1940, as amended (the “1940 Act”) and the Securities Act of 1933, as amended. Further, on any day when the value of the Fund’s total assets is not calculated, the Fund’s total assets, for purposes of calculating the investment management fee, shall be deemed to be the Fund’s total assets as of the close of business of the last day on which such calculation was made.

(c) For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the Manager’s fee on the basis of the number of days that the Agreement is in effect during such month and year, respectively.

SECTION 7. Expenses. (a) In addition to the fee of the Manager, the Fund shall pay all of its expenses, including, among others, legal fees and expenses of counsel to the Fund and to the Fund’s independent trustees (if any); insurance, including trustees and officers insurance and errors and omissions insurance; auditing and accounting expenses; taxes and governmental fees; listing fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses of the Fund’s custodians, administrators, transfer agents, registrars and other service providers; expenses for portfolio pricing services by a pricing agent, if any; other expenses in connection with the issuance, offering and underwriting of shares or debt instruments issued by the Fund or with the securing of any credit facility or other loans for the Fund; expenses relating to investor and public relations and secondary market services; expenses of registering or qualifying securities of the Fund for public sale; brokerage commissions and other costs of acquiring or disposing of any portfolio holding of the Fund; expenses of preparation and distribution of reports, notices and dividends to shareholders; expenses of the dividend reinvestment plan (except for brokerage expenses paid by participants in such plan); compensation and expenses of trustees; costs of stationery; any litigation expenses; and costs of shareholder, Board and other meetings.

(b) The Manager shall arrange, if acceptable to the Fund, for officers or employees of the Manager to serve, without compensation from the Fund, as trustees, officers or agents of the Fund if duly elected or appointed to such positions and subject to their individual consent and to any limitations imposed by the law.

SECTION 8. Interested Persons. Subject to applicable statutes and regulations, it is understood that trustees, officers, shareholders and agents of the Fund are or may be interested in the Manager as directors, officers, shareholders, agents or otherwise and that the directors, officers, shareholders and agents of the Manager may be interested in the Fund as trustees, officers, shareholders, agents or otherwise.

SECTION 9. Liability. (a) Neither the Manager nor any sub-adviser appointed pursuant to Section 1(c) of this Agreement (each a “Sub-Adviser”) shall be liable for any error of judgment or mistake of law, or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement or in the case of a Sub-Adviser, the relevant sub-advisory agreement, relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Manager or Sub-Adviser in the performance of its obligations and duties (“disabling conduct”). The Manager and any Sub-Adviser may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care.

(b) The Fund will indemnify the Manager and any Sub-Adviser (each an “Indemnified Party” and together the “Indemnified Parties”) against, and hold harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or settlement or as fines or penalties, not resulting from disabling conduct by the Indemnified Party. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a determination, based upon a review of the facts, that it would be reasonable to conclude that the Indemnified Party was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of trustees of the Fund who are neither “interested persons” (as defined in the 1940 Act) of the Fund nor parties to the proceeding (“disinterested non-party trustees”) or (b) an independent legal counsel in a written opinion. The Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (x) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (y) the Fund is insured against losses arising by reason of the advance; or (z) a majority of a quorum of disinterested non-party trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party may ultimately be found to be entitled to indemnification.

(c) U.S. federal securities laws impose liabilities under certain circumstances on persons who act in good faith and nothing herein shall constitute a waiver of or limitation on any right which the Fund may have under any applicable securities laws.

SECTION 10. Term. (a) This Agreement shall become effective on the date hereof and shall remain in full force for the two-year period from the effective date hereof unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter, but only for so long as such continuance is specifically approved as least annually in the manner required by the 1940 Act.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement may be terminated at any time without the payment of any penalty by the Fund or by the Manager on sixty (60) days written notice to the other party. The Fund may effect termination by action of the Board or by the “vote of a majority of the outstanding voting securities” (as defined in the 1940 Act) of the Fund, accompanied by appropriate notice.

(c) Termination of this Agreement shall not affect the right of the Manager to receive payment on any unpaid balance of the compensation described in Section 6 above earned prior to such termination.

SECTION 11. Sub-Adviser. The Manager may employ one or more sub-advisers to perform such of the acts and services of the Manager, and upon such terms and conditions as may be agreed upon between the Manager and such sub-adviser and agreed or approved by the Trustees of the Fund, all as permitted by the 1940 Act.

SECTION 12. Representations and Warranties. The Manager represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and the Manager agrees to maintain effective all material registration, authorizations and licenses required for the performance of its duties hereunder, as the case may be, until the termination of this Agreement.

SECTION 13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statue, rule or otherwise, the remainder shall not thereby be affected.

SECTION 14. Notices. Any notice, request, instruction, or other document to be given under this Agreement by any party hereto to the other party shall be in writing and, if other than routine business correspondence, delivered by (i) confirmed facsimile, (ii) registered or certified mail or United States Postal Service Express Mail, (iii) a nationally recognized overnight courier, (iv) hand, or (v) e-mail (so long as a receipt for such e-mail is requested and received). Such writing shall be addressed to a party as set forth below, or to such other address as a party may from time to time designate in any notice. Any notice given hereunder shall be effective upon receipt.

If to the Fund:

If to the Manager:

SECTION 15. Disclaimer. The Manager acknowledges and agrees that, as provided by Article IX, Section 1 of the Amended and Restated Declaration of Trust of the Fund, (i) a copy of the Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the

Secretary of The Commonwealth of Massachusetts, (ii) this Agreement has been executed by officers of the Fund in their capacity as officers, and not individually, and (iii) the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund.

SECTION 16. Use of the Name “Babson Capital”. The Manager hereby consents to the Fund using the identifying word “Babson Capital” in the name of the Fund. Such consent is expressly conditioned upon the Fund’s employment of the Manager, or its successor, subsidiary, parent or affiliate under common control, as investment adviser to the Fund. As between the Manager and the Fund, the Manager any and all goodwill associated with such use shall inure to the sole benefit of the Manager. The Fund shall use “Babson Capital” solely in the form stipulated by the Manager and shall observe such standards as the Manager from time to time prescribes. The Manager shall have the right to inspect any designation, document or other media bearing “Babson Capital” including any promotional material. The Manager may from time to time use, or consent to others using, the identifying word “Babson Capital” in any name or for other purpose, including without limitation in the names of other investment companies, corporations or businesses that it may manage, advise, sponsor or own or in which it may have a financial interest. The Fund acknowledges and agrees that the Manager may require the Fund to cease using the identifying word “Babson Capital” if the Fund ceases to employ the Manager, or its successor, subsidiary, parent or affiliate under common control, as investment adviser to the Fund.

SECTION 17. Governing Law. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the Commonwealth of Massachusetts applicable to contracts made and to be performed in that state.

SECTION 18. Force Majeure. The Manager shall not be liable for the nonperformance of its obligations hereunder by reason of any cause beyond its reasonable control, including, but not limited to, any breakdown or failure of transmission or communication or computer facilities, postal or other strikes or similar industrial action, and the failure of any relevant exchange, clearing house and/or broker for any reason to perform its obligations.

SECTION 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

SECTION 20. Indulgences, Not Waivers. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver or any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

BABSON CAPITAL GLOBAL SHORT DURATION HIGH YIELD FUND

By:
Name:
Title:

BABSON CAPITAL MANAGEMENT LLC

By:
Name:
Title: